EXHIBIT 11.1



                        SEAVIEW UNDERWATER RESEARCH, INC
                        COMPUTATION OF PER SHARE EARNINGS

                                                          YEAR ENDED      YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,
                                                             1998           1999
                                                          -----------    ------------
Net  income .........................................     $  122,774     $   47,023
                                                          ==========     ==========
Pro forma Net Income ................................     $   87,898     $   26,951
                                                          ==========     ==========

Shares:
Basic weighted average number of shares outstanding .      5,000,000      6,105,644
Additional shares adjusted-under nonvested stock for
     diluted earnings per share .....................              0      2,622,553
                                                          ----------     ----------


Diluted weighted average number of shares outstanding      5,000,000      8,728,197
                                                          ==========     ==========

BASIC EARNINGS PER SHARE:
Net income ..........................................     $      .02     $      .01
                                                          ==========     ==========
Pro forma Net Income ................................            .02            .00
                                                          ==========     ==========
DILUTED EARNINGS PER SHARE:
Net income ..........................................     $      .02     $      .01
                                                          ==========     ==========
Pro forma Net Income ................................            .02            .00
                                                          ==========     ==========